Exhibit 99.1

DuPont Fabros Technology, Inc.
1212 New York Avenue, NW
Suite 900
Washington, DC 20005
www.dft.com

NEWS
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 11, 2013

DUPONT FABROS TECHNOLOGY, INC.
NAMES JEFFREY H. FOSTER AS CHIEF FINANCIAL OFFICER

WASHINGTON, DC - November 11, 2013 - DuPont Fabros Technology, Inc. (NYSE: DFT), announced today that Jeffrey H. Foster has been named as Executive Vice President and Chief Financial Officer of DuPont Fabros Technology, Inc., replacing Mark Wetzel who resigned his position with the Company to pursue another opportunity.

Jeff Foster joined DFT in July 2007 and has been the Company’s Chief Accounting Officer since its initial public offering in October 2007. Mr. Foster is a seasoned accounting and finance officer with nearly 30 years of experience. Prior to joining DFT, Mr. Foster served as Senior Vice President and Chief Accounting Officer of Global Signal, Inc., now part of Crown Castle International Corp., which owns, leases and manages communications towers and other communications sites. He also has held senior positions with Danka Office Imaging, Progress Telecom Corporation, Florida Power Corporation and GTE Corporation. Mr. Foster began his career with Arthur Andersen in their auditing practice. Mr. Foster earned a B.S. in Accounting from the University of Florida and a Masters of Accountancy from the University of South Florida.

"We feel very confident that Jeff’s experience as DFT’s Chief Accounting Officer from the time of our formation, and his interaction with the Company’s investors during that period, makes him a natural fit for the CFO role. This experience, as well as Jeff’s broad background in a variety of financial and accounting roles, will allow DFT to continue its rapid growth and maintain its position as one of the premier developers and operators of enterprise-class, wholesale data center facilities,” said Hossein Fateh, the Company’s President and Chief Executive Officer.

"We thank Mark for the enormous contributions he has made to DFT over the past five plus years and wish him the very best in his future endeavors," said Mr. Fateh. “Among Mark’s many contributions was the strengthening of our balance sheet and reducing our cost of capital, which has put us in an excellent position for future growth.”

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC.  For more information, please visit www.dft.com.
For Additional Information:

Jeff Foster	Christopher Warnke
Chief Financial Officer	Manager, Investor Relations
+1 (202) 478-2333	+1 (202) 478-2330

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